EXHIBIT 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Makes Third Acquisition in
Industrial Injury Prevention Sector

Management Raises 2019 Earnings Guidance

Houston, TX, April 11, 2019 – U.S. Physical Therapy, Inc. (NYSE: USPH), announced today that it has acquired a third company that is a provider of industrial injury prevention services. The previous acquisitions in this business line occurred in 2017 and 2018.

The acquired company specializes in delivering injury prevention and care, post offer employment testing, functional capacity evaluations and return-to-work services. It performs these services across a network in 45 states including onsite at eleven client locations.  This relationship-based health delivery system is paid for directly by corporate clients. Clients include large companies across a variety of industries.

The acquired business produced $13 million in revenue in 2018. U.S. Physical Therapy purchased the company for total consideration of $23.6 million. The business was then combined with Briotix Health, USPH’s industrial injury prevention operation, increasing U.S. Physical Therapy’s ownership position in the partnership to approximately 76%.

Chris Reading, U.S. Physical Therapy Chief Executive Officer, said, “Companies are looking for greater assistance managing their employees’ health and retention as well as reducing costs associated with health insurance and workers compensation. They often have to work with multiple entities to service all their testing, workers compensation, treatment and return-to-work needs. This acquisition significantly broadens our industrial injury prevention services offering while having minimal overlap with our existing business.”

Management Raises 2019 Earnings Guidance

In conjunction with today’s acquisition announcement, U.S. Physical Therapy’s management is raising 2019 earnings guidance from Operating Results, a non-GAAP measure, to $35.9 million to $37.3 million, or $2.82 to $2.92 per share. On March 7th, the Company issued initial 2019 earnings guidance from Operating Results in the range of $35.1 million to $36.4 million or $2.76 to $2.85 per share. Both the initial and revised earnings ranges are based on an assumed annual corporate tax rate of approximately 26.5%. Please note that the earnings guidance represents projected Operating Results from existing operations but excludes future acquisitions. The annual guidance figures may not be updated unless there is a material development that causes management to believe that Operating Results will be significantly outside the given range.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 590 outpatient physical therapy clinics in 41 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 28 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups.  The Company also has an industrial injury prevention business which provides onsite and offsite services for clients’ employees including injury prevention, rehabilitation, assessments and performance optimization.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

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